                                                                   Exhibit 10.24

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made as of this 1st day of September, 2000, by and between SIX INDUSTRIES, INC., a Texas corporation (the "Company"), SCHUFF STEEL COMPANY, a Delaware Corporation (the "Parent"), and CHRIS G. SUPAN, an individual ("Executive").


                                    RECITALS

         Company desires to employ Executive, and Executive desires to be employed by Company, on the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Definitions. As used herein:

                  (a) "Parent Confidential Information" shall mean confidential, proprietary information or trade secrets of Parent and its subsidiaries, whether now existing, or acquired, developed, or made available anytime in the future to or by Parent or its subsidiaries, including, without limitation, the following: (1) customer and vendor lists and related information as compiled by Parent and its subsidiaries, including name, address, contact persons, pricing, sale and contract terms and conditions, and contract expirations; (2) Parent's and its subsidiaries' internal practices and procedures; (3) Parent's and its subsidiaries' financial condition and financial results of operation; (4) information relating to Parent's and its subsidiaries' strategic planning, sales, financing, bonding and insurance, purchasing, marketing, promotion, distribution, and selling activities; (5) all information which Executive has a reasonable basis to consider confidential or which is treated by Parent or its subsidiaries as confidential; and (6) any and all information having independent economic value to Parent or its subsidiaries that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use. Executive acknowledges that such information is Parent Confidential Information whether disclosed to or learned by Executive or originated by Executive during his employment by Company or any of its subsidiaries. In the event that information is not clearly and obviously publicly available, the information shall be presumed to be confidential.

                  (b) "Termination" shall mean termination of Executive's employment with Company pursuant to Sections 15 to 19 hereof.


         2. Effective Date of Agreement. This Agreement will commence as of September 1, 2000, and supercedes a similar agreement dated May 3, 1999.
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         3. Position with Company. Executive shall serve as President of the
Company. Executive shall devote his full time and efforts to the affairs of the Company, and shall faithfully and diligently perform all duties commensurate with such position, including, without limitation, those duties reasonably requested by the Company's Board of Directors. In addition, Executive shall be subject to and comply with the Company's policies and procedures.

         4. Salary/Bonus.

                  (a) Executive shall be entitled to receive a minimum base salary from the Company in the amount of $150,000 annually (prorated as appropriate), payable in equal installments in accordance with the Company's general salary payment policies (the "Minimum Base Salary"). The Minimum Base Salary shall be reviewed annually in December and may be increased at such times and in such amounts as Company's Board of Directors shall determine, taking into account Executive's performance and duties, and such other factors as it deems appropriate

                  (b) Executive shall be entitled to receive a minimum annual bonus of $30,000 (prorated as appropriate), payable on or before the 90th day following the end of the Company's fiscal year. In its discretion, the Board of Directors of the Parent may award additional bonuses to Executive from time to time.

         5. Stock Options. Beginning with the year 2000, Parent shall annually grant Executive an option to acquire a minimum of 5,000 shares of Parent common stock, par value $.001 per share, under the existing option plan of Parent at the closing market price of such shares, as reported on the American Stock Exchange on the date of grant. In addition, the Board of Directors of Parent will review Executive's option position annually and in its discretion may award Executive additional options based upon Executive's job performance and Company's operating results and financial performance.

         6. Benefit Plans / Other Benefits. Executive shall be entitled to participate in the Company's benefit plans of general application, including its health insurance program; provided, however, that nothing herein shall restrict Company's ability to terminate or modify any benefit plan or arrangement.

         7. Expenses and Related Matters. Company shall pay for or reimburse Executive for all ordinary and necessary business expenses incurred or paid by Executive in furtherance of Company's business and provide Executive with a Company automobile or an automobile allowance, all subject to and in accordance with Company's policies and procedures of general application and applicable tax laws.

         8. Covenants of Employee. Executive hereby covenants and agrees that, during the term of this Agreement and for a period of twelve months after any Termination of employment, Executive will not:

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                  (a) Engage, directly or indirectly, either as principal,
         partner, joint venturer, director, officer, employee, consultant or independent contractor, agent, or proprietor or in any other manner participate in the ownership, management, operation, or control of any person, firm, partnership, limited liability company, corporation, or other entity which engages in the business of providing any products or services, including, without limitation, engineering, detailing, steel fabrication and erection and joist manufacturing, which are competitive with those products or services offered or sold by Parent or its subsidiaries within any jurisdiction in which Parent or its subsidiaries does or proposes to do business.

                  (b) Directly or indirectly solicit for employment (whether as an employee, consultant, independent contractor, or otherwise) any person who is or was at any time within six (6) months of Termination an employee, consultant, independent contractor or the like of Parent or any of its subsidiaries, unless Parent gives its written consent to such employment or offer of employment.

                  (c) Call on or directly or indirectly solicit or divert or take away from Parent or any of its subsidiaries (including, without limitation, by divulging to any competitor or potential competitor of Parent or its subsidiaries) any person, firm, corporation, or other entity who is, or during the preceding twelve months was, a customer or prospective customer of Parent or any of its subsidiaries.

         9. Confidentiality and Nondisclosure. It is understood that in the course of Executive's employment with Company, Executive will become acquainted with Parent Confidential Information. Executive recognizes that Parent Confidential Information has been developed or acquired at great expense, is proprietary to Parent or its subsidiaries, and is and shall remain the exclusive property of Parent. Accordingly, Executive hereby covenants and agrees that he will not, without the express written consent of Parent, during Executive's employment with Company or its subsidiaries and thereafter or until such time as Parent Confidential Information becomes generally known, or readily ascertainable by proper means, by persons unrelated to Parent or its subsidiaries, disclose to others, copy, make any use of, or remove from Parent's or its subsidiaries' premises any Parent Confidential Information, except as Executive's duties for Company or its subsidiaries may specifically require.

         10. Acknowledgment; Relief for Violation. Executive hereby agrees that the period of time provided for in Sections 8 and 9 and the territorial restrictions and other provisions and restrictions set forth therein are reasonable and necessary to protect Parent, its subsidiaries and its and their successors and assigns in the use and employment of the good will of the business conducted by Parent and its subsidiaries. Executive further agrees that damages cannot compensate Parent in the event of a violation of Section 8 or 9, and that, if such violation should occur, injunctive relief shall be essential for the protection of Parent, its subsidiaries, and its and their successors and assigns. Accordingly, Executive hereby covenants and agrees that, in the event any of the provisions of Sections 8 and 9 shall be violated or breached, Parent and any subsidiary shall be entitled to obtain injunctive relief against Executive, without bond but upon due notice, in addition to such further or other relief as may appertain at equity or law. Obtainment of such an injunction by Parent shall not be considered an election of remedies or a waiver of any right to assert any other remedies which

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Parent has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by Parent to take action thereon. Executive hereby agrees that he has such skills and abilities that the provisions of Sections 8 and 9 will not prevent him from earning a living.

         11. Extension During Breach. Executive agrees that the time period described in Sections 8 and 9 shall be extended for a period equal to the duration of any breach of such provisions by Executive.

         12. No Conflicts of Interest.

                  (a) During the period of Executive's employment with Company, Executive will not independently engage in the same or a similar line of business as Parent or its subsidiaries, or, directly or indirectly, serve, advise, or be employed by any individual, firm, partnership, association, corporation, or other entity engaged in the same or similar line or lines of business.

                  (b) Executive is not a promoter, director, employee, or officer of, or consultant or independent contractor to, a business organized for profit, nor will Executive become a partner, promoter, director, employee, or officer of, or consultant to, such a business while employed by Company or its subsidiaries without first obtaining the prior written approval of Parent. Executive disclaims any such relationship or position with any such business. Should Executive become a promoter, director, employee, or officer of, or a consultant to, a business organized for profit upon obtaining such prior written approval, Executive understands that Executive has a continuing obligation to advise Parent at such time of any activity of Parent or such other business that presents Executive with a conflict of interest as an employee of Company.

                  (c) Should any matter of dealing in which Executive is involved, or hereafter becomes involved, on his own behalf or as an employee of Company, appear to present a possible conflict of interest under any policy of Parent or any subsidiary then in effect, Executive will promptly disclose the facts to Parent's Board of Directors so that a determination can be made as to whether a conflict of interest does exist. Executive will take whatever action is requested of Executive by Parent or its Board of Directors to resolve any conflict which it finds to exist, including severing the relationship which creates the conflict.

         13. Return of Company Materials and Parent Confidential Information. Upon Termination, Executive shall promptly deliver to Company the originals and all copies of any and all materials, documents, notes, manuals, or lists containing or embodying Parent Confidential Information or relating directly or indirectly to the business of Parent or its subsidiaries in the possession or control of Executive.

         14. No Agreement With Others. Executive represents, warrants, and agrees that Executive is not a party to any agreement with any other person or business entity, including former employers, that in any way affects Executive's employment by Company or relates to the same

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subject matter of this Agreement or conflicts with his obligations under this
Agreement, or restricts Executive's services to Company.

         15. Termination for Cause. Company shall have the right to terminate Executive for Cause at any time if the Board of Directors of Parent determines, in its reasonable discretion, that any of the following events have occurred:

                  (a) Executive willfully fails to perform his duties hereunder (whether by reason of drug or alcohol addiction or otherwise), or otherwise materially breaches this Agreement;

                  (b) Executive refuses or fails to follow any lawful direction of Company's Board of Directors or violates any lawful rule or regulation established by Company from time to time regarding the conduct of its businesses and such failure or violation is reasonably likely to have a material adverse effect on or be materially disruptive to the business; or

                  (c) Executive is convicted of committing a felony or crime (other than routine traffic violations), or engages in conduct involving fraud, moral turpitude, dishonesty, gross misconduct, embezzlement, theft, or other conduct that is materially detrimental to Company or is reasonably likely to have a material adverse impact on the standing or reputation of Executive or Company.

Company shall provide written notice of a termination for Cause hereunder and, with respect to a purported violation of subsection (a) or (b) above that is curable in such time period, shall afford Executive an opportunity to cure or disprove the purported violation for the twenty-day period following such notice. Upon a termination for Cause, Executive shall be entitled to receive only his Minimum Base Salary, the amount of any unpaid Annual Bonus earned in any complete fiscal year of the Company preceding the date of Termination, and any benefits as are due Executive through the effective date of such Termination.

         16. Termination Upon Voluntary Resignation. Executive may resign his employment with Company at any time and shall provide Company with not less than 90 days prior written notice thereof. In the event Executive voluntarily resigns his employment with Company, Executive shall be entitled to receive only (i) such Minimum Base Salary through the date of termination, (ii) the amount of any unpaid Annual Bonus earned in any completed fiscal year of the Company preceding the date of Termination, (iii) the amount of any unpaid Annual Bonus earned in the year of termination, such bonus to be prorated and payable upon determination at the end of such year, (iv) stock options earned pursuant to
Section 5 in any completed fiscal year of the Company preceding the date of Termination, and (v) any benefits as are due Executive through the effective date of such resignation.

         17. Termination Upon Death of Executive. If during the term of this Agreement Executive dies, then this Agreement shall terminate and Company shall pay to the estate of Executive only (i) such Minimum Base Salary through the date of termination, (ii) the amount of any unpaid Annual Bonus earned in any completed fiscal year of the Company preceding the date of Termination, (iii) the amount of any unpaid Annual Bonus earned in the year of termination, such

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bonus to be prorated and payable upon determination at the end of such year,
(iv) stock options earned pursuant to Section 5 in any completed fiscal year of the Company preceding the date of Termination, and (v) any benefits as are due Executive through the date of his death.

         18. Termination Upon Disability of Executive. If during the term of this Agreement Executive is unable to perform the services required of Executive pursuant to this Agreement for a continuous period of ninety (90) days due to disability or incapacity by reason of any physical or mental illness (as reasonably determined by Parent's Board of Directors and consistent with the standards set forth in Parent's stock option plan), then Company shall have the right to terminate this Agreement at the end of such ninety-day period by giving written notice to Executive. Executive shall be entitled to receive only (i) such Minimum Base Salary through the date of termination, (ii) the amount of any unpaid Annual Bonus earned in any completed fiscal year of the Company preceding the date of Termination, (iii) the amount of any unpaid Annual Bonus earned in the year of termination, such bonus to be prorated and payable upon determination at the end of such year, (iv) stock options earned pursuant to
Section 5 in any completed fiscal year of the Company preceding the date of Termination, and (v) any benefits as are due Executive through the date of such Termination.

         19. Termination by Company Other than for Cause, Death, Disability, or Voluntary Resignation. Company may elect at any time to terminate Executive for any reason other than for Cause, death, disability, or voluntary resignation of Executive. If such Termination occurs, Executive shall be entitled to receive
(i) an amount equal to the Minimum Base Salary for the following twelve months, such amount to be paid in a lump sum promptly following such termination, (ii) the amount of any unpaid Annual Bonus earned in any completed fiscal year of the Company preceding the date of Termination, (iii) the Annual Bonus for the fiscal year of termination, payable upon determination at the end of such fiscal year,
(iv) stock options earned pursuant to Section 5 in any completed fiscal year of the Company preceding the date of Termination, and (v) any benefits as are due Executive through the date of such Termination.

         20. Termination Upon Voluntary Resignation for Good Reason. The Executive may resign his employment at any time for Good Reason. "Good Reason" shall mean (i) the removal of the Executive from the position of President of the Company, or a material reduction by the Company in the Executive's authorities, powers, functions or duties; (ii) relocation of the Executive's principal office from Houston, Texas; (iii) the failure of the successor to the Company to adopt and assume the Company's obligations under this Agreement pursuant to Section 26; or (iv) a material breach of this Agreement by the Company or Parent. Executive shall provide the Company with written notice of a termination for Good Reason hereunder and, shall afford the Company the opportunity to cure the removal, reduction, relocation, failure or breach, as applicable, during the 20 day period following the notice. Upon a termination for Good Reason, Executive shall be entitled to receive (i) an amount equal to the Minimum Base Salary for the following twelve months, such amount to be paid in a lump sum promptly following such termination, (ii) the amount of any unpaid Annual Bonus earned in any completed fiscal year of the Company preceding the date of Termination, (iii) the Annual Bonus for the fiscal year of termination, payable upon determination at the end of such fiscal year, (iv) stock options earned pursuant to Section 5 in any completed fiscal

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year of the Company preceding the date of Termination, and (v) any benefits as are due Executive through the date of such Termination.

         21. Dispute Resolution. (a) Except as specifically provided herein, any unresolved dispute or controversy arising under or in connection with this Agreement, or the breach thereof, shall be exclusively and finally settled by binding arbitration pursuant to this Section 21. The arbitration proceedings shall be conducted in accordance with the terms of this Section 21 and the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time (the "Arbitration Rules").

                  (b) Any party hereto may invoke arbitration under Section 21 at any time by serving on the other interested parties a written notice of arbitration, which shall specify with reasonable details (1) the matter in dispute, (2) the relief requested and (3) the grounds therefor. The arbitration shall be heard and determined by a single arbitrator who shall be impartial and independent of the parties to the dispute. The single arbitrator shall be appointed by the unanimous consent of the parties. If the parties cannot reach agreement on an arbitrator within thirty (30) days of the submission of a notice of arbitration, the arbitrator shall be selected by the Phoenix Office of the American Arbitration Association. If an arbitrator should die, withdraw or otherwise become incapable of serving, a replacement shall be selected and appointed in a like manner as the original arbitrator.

                    (c) (i) Unless the parties and the arbitrator agree otherwise, the arbitration proceedings shall be held in Phoenix, Arizona, at a place determined by the arbitrator.

                             (ii) The parties may offer such evidence as is relevant and material to the dispute and shall produce such additional evidence as the arbitrator may deem necessary to the determination of the dispute.

                  (d) The prevailing party in any such arbitration proceedings shall be entitled to attorneys' fees and other out-of-pocket expenses reasonably and necessarily incurred in connection with such proceedings, the amounts of which shall be contained in the award of the arbitrator.

                  (e) This Section 21 shall survive the termination or expiration of this Agreement.

                  (f) Nothing herein shall limit a party's rights to seek equitable relief, including specific performance or injunctive relief, from a court of law.

         22. Severability; Reformation. In the event any court or arbiter determines that any of the restrictive covenants in this Agreement, or any part thereof, is or are invalid or unenforceable, the remainder of the restrictive covenants shall not thereby be affected and shall be given full effect, without regard to invalid portions. If any of the provisions of this Agreement should ever be deemed to exceed the temporal, geographic, or occupational limitations permitted by applicable laws, those provisions shall be and are hereby reformed to the maximum temporal, geographic, or occupational

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limitations permitted by law. In the event any court or arbiter refuses to reform this Agreement as provided above, the parties hereto agree to modify the provisions held to be unenforceable to preserve each party's anticipated benefits thereunder.

         23. Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):


                  If to Parent
                  or Company :                       Schuff Steel Company
                                                     420 South 19th Avenue
                                                     Phoenix, Arizona 85009
                                                     Phone: (602) 251-0367
                                                     FAX: (602) 452-4465
                                                     Attention: President

                  With a copy to:                    Snell & Wilmer L.L.P.
                                                     One Arizona Center
                                                     Phoenix, Arizona 85004-0001
                                                     Phone: (602) 382-6252
                                                     FAX:  (602) 382-6070
                                                     Attn:  Steven D. Pidgeon, Esq.

                  If to Executive:                   Chris G. Supan
                                                     4107 Stillwater Drive
                                                     Missouri City, TX  77459



         All such notices and other communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if delivered by mail; and when receipt is acknowledged, if telecopied.

         24. Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

         25. Governing Law. The validity, construction, and enforceability of this Agreement shall be governed in all respects by the laws of the State of Texas, without regard to its conflict of laws rules.

         26. Assignment; Third Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise, except that Company may assign all or any portion of its rights under this Agreement to any subsidiary or affiliate of the Company, but no such assignment shall relieve

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Company of its obligations hereunder, and except that this Agreement may be assigned to any corporation or entity with or into which Company may be merged or consolidated or to which Company transfers all or substantially all of its assets, and such corporation or entity assumes this Agreement and all obligations and undertakings of Company hereunder. Parent and its subsidiaries are third party beneficiaries hereof and each may enforce this Agreement.


         27. Further Assurances. At any time on or after the date hereof, the parties hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transaction contemplated in this Agreement or otherwise carry out the purpose of this Agreement.

         28. Gender, Number and Headings. The masculine, feminine, or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

         29. Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

         30. Attorneys' Fees and Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, accounting fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         31. Paragraph Headings. The paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         32. Amendment. This Agreement may be amended only by an instrument in writing executed by all parties hereto.

         33. Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses incident to this Agreement and the transactions contemplated hereby, including without limitation, all fees of counsel, consultants, and accountants.

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         34. Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements, whether oral or in writing.

         35. Withholding. Executive acknowledges and agrees that payments made to Executive by Company pursuant to the terms of this Agreement may be subject to tax withholding and that Company may withhold against payments due Executive any such amounts as well as any other amounts payable by Executive to Company.

         36. Release. Receipt of any of the benefits to be provided to Executive under this Agreement following termination of Executive's employment hereunder shall be subject to Executive's compliance with any reasonable and lawful policies or procedures of Company relating to employee severance including the execution and delivery by Executive of a release reasonably satisfactory to Company of any and all claims that Executive may have against Company or any related person, except for the continuing obligations provided herein, and an agreement that Executive shall not disparage Company or any of its directors, officers, employees or agents.





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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.


                             SIX INDUSTRIES, INC., a
                             Texas corporation




                             By: /s/              Chris G. Supan
                                ------------------------------------------------
                                Name:             Chris G. Supan
                                Its:              President



                             SCHUFF STEEL COMPANY, a
                             Delaware corporation




                             By: /s/              Scott Schuff
                                ------------------------------------------------
                                Name:             Scott Schuff
                                Its:              President





                                 /s/              Chris G. Supan
                                ------------------------------------------------
                                                  CHRIS G. SUPAN

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